Exhibit 10.1

March 8, 2022

Michael Walrath

Dear Michael,

This letter agreement (the “Agreement”) is entered into between Yext, Inc. (the “Company,” “Yext,” or “we”) and you. This Agreement is effective as of the date signed below. The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1. Position. Commencing on March 25, 2022, your title will be Chief Executive Officer. During your period of employment with the Company, you are also expected to devote your entire working time for or at the direction of the Company or its affiliates. While working for Yext, employees are not permitted to engage in any other paid activities without the prior written consent of an authorized Company officer or to engage in any other unpaid activities that inhibit or prohibit the performance of your duties to the Company or inhibit or conflict in any way with the business of the Company.

2. Compensation. (a) Cash Compensation. You will not receive any cash compensation, including either a salary and/or cash bonus; (b) Equity Compensation. As an inducement material to your joining the Company as Chief Executive Officer, your equity compensation consists of the following: a grant of 2,000,000 Restricted Stock Units (“RSUs”), with both time-based vesting requirements and performance-based vesting requirements, as further detailed in your RSU Agreement. Generally, the RSU Grant shall vest 1/16 per quarter over a period of 4 years. Vesting shall also be subject to and contingent upon achieving the following stock price targets: 25% of the RSUs at a target of $15 per share, 25% of the RSUs at a target of $17 per share, 25% of the RSUs at a target of $19 per share, and 25% of the RSUs at a target of $21 per share. The RSUs will be subject to a stand-alone form of RSU agreement (the “RSU Agreement”). This summary description of the RSUs will be qualified in its entirety by the terms of the RSUs set forth in the RSU Agreement.

3. Benefits. During your employment with the Company you will be entitled to participate in all of our then current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion and in accordance with the plans.

4. Exempt Status. Your position is exempt from state and federal requirements regarding overtime. Your days and hours of work will normally coincide with the Company’s normal work days and work hours. However, the nature of your employment with the Company requires flexibility in the days and hours that you must work, and may necessitate that you work on other or additional days and hours. The Company reserves the right to require you, and you agree, to work during other or further days or hours than the Company’s normal business hours for no additional consideration.

5. Proprietary Information and Inventions Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement reaffirms that the terms of the Company’s Employee Proprietary Information, Inventions and Covenants Agreement that you executed contemporaneously herewith (the “Covenants Agreement”) continue to be in effect.

6. Employment Relationship. Although we hope that your employment with us is mutually satisfactory, employment at the Company is not for any specific period of time; but instead your employment is at all times “at will.” This means that you may terminate your employment with or without cause or prior notice, and the Company has the same right. In addition, the Company may change your compensation, duties, assignments, responsibilities or location of your position at any time to adjust to the changing needs of our dynamic company. These provisions expressly supersede any previous representations, oral or written. Your at-will employment status cannot be modified unless it is written and signed by both you and an authorized officer of the Company.

7. Severability and Governing Law. If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law. This letter will be governed under New York law.

8. Entire Agreement. This Agreement, together with the Covenants Agreement, constitutes the complete agreement with respect to your employment relationship with the Company and supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company.

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Sincerely,

Yext, Inc.

By: Ho Shin, General Counsel

I accept this offer of employment with Yext and agree to the terms and conditions outlined in this letter.

/s/ Michael Walrath	March 8, 2022
Michael Walrath	Date